EXHIBIT 3.1

THE COMPANIES LAW (2016 REVISION)

OF THE CAYMAN ISLANDS

COMPANY LIMITED BY SHARES

AMENDED AND RESTATED

MEMORANDUM AND ARTICLES OF ASSOCIATION

OF

PARAGON OFFSHORE LIMITED

AS ADOPTED BY SPECIAL RESOLUTION PASSED ON 18 July 2017

THE COMPANIES LAW (2016 REVISION)

OF THE CAYMAN ISLANDS

COMPANY LIMITED BY SHARES

AMENDED AND RESTATED

MEMORANDUM OF ASSOCIATION

OF

PARAGON OFFSHORE LIMITED

AS ADOPTED BY SPECIAL RESOLUTION PASSED ON 18 July 2017

1                                         The name of the Company is Paragon Offshore Limited.

2                                         The Registered Office of the Company shall be at the offices of Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands, or at such other place within the Cayman Islands as the Directors may decide.

3                                         The objects for which the Company is established are unrestricted and the Company shall have full power and authority to carry out any object not prohibited by the laws of the Cayman Islands.

4                                         The liability of each Member is limited to the amount unpaid on such Member’s shares.

5                                         The share capital of the Company is US$15,000 divided into 15,000,000 shares of a par value of US$0.001 each.

6                                         The Company has power to register by way of continuation as a body corporate limited by shares under the laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands.

7                                         Capitalised terms that are not defined in this Memorandum of Association bear the respective meanings given to them in the Articles of Association of the Company.